                               EXHIBIT INDEX

                                                                 Page
                                                                 ----


Exhibit 11   - Statement re Computation of Per Share Earnings    18-19

Exhibit 12   - Statement re Computation of Ratio of Earnings     20
                to Fixed Charges

Exhibit 27   - Financial Data Schedule                           21


                                                                 EXHIBIT 11
                                                                 Page 1 of 2


                   NEWMONT GOLD COMPANY AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                                 Three Months Ended
                                                      March 31,
                                               ----------------------
                                                  1996         1995
                                               ---------     --------
INCOME DATA:

  Net income                                   $  11,788     $ 16,998
  Preferred stock dividends                         -           3,953
                                               ---------     --------

  Net income applicable to common shares       $  11,788     $ 13,045
                                               =========     ========


COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares                 108,436       96,469
  Equivalent common shares from
    stock options                                    409           52
                                                --------     --------
  Common and common equivalent shares            108,845       96,521
                                                ========     ========


EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                           $   0.11     $   0.14
                                                ========     ========


                                                                 EXHIBIT 11
                                                                 Page 2 of 2


                   NEWMONT GOLD COMPANY AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                                Three Months Ended
                                                      March 31,
                                               ----------------------
                                                  1996         1995
                                               ---------     --------
INCOME DATA:

  Net income applicable to common shares       $ 11,788      $ 16,998
                                               ========      ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares                108,436        96,469
  Equivalent common shares from
    stock options                                   458           205
  Equivalent common shares from
    conversion of preferred stock                  -            7,899
                                               --------      --------
  Common and common equivalent shares           108,894       104,573
                                               ========      ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                          $   0.11      $   0.16
                                               ========      ========
